Exhibit 16.1

December 30, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” on pages 71-72 of the Registration Statement on Form S-1 dated December 30, 2014, of HTG Molecular Diagnostics, Inc. and are in agreement with the statements contained in the first, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP